CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO, OF THE

SERIES B CONVERTIBLE PREFERRED STOCK

OF

SKY QUARRY INC.

The undersigned, David Sealock and Harrison Kordestani, hereby certify that:

A.This filing is pursuant to Section 242 of the Delaware Code.

B.They are the Chief Executive Officer and Secretary, respectively, of Sky Quarry Inc., a Delaware corporation (the “Corporation”).

C.The Restated Certificate of Incorporation of the Corporation, as amended, authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising twenty five million (25,000,000) shares, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class.

D.The Board of Directors has previously designated one (1) share of the Preferred Class as “Series A Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock.

E.The Series A Preferred Stock is not entitled to any dividends and does not have any liquidation rights.

F.The Board of Directors believes it in the best interests of the Corporation to create a new series of preferred stock consisting of four million eight hundred thousand (4,800,000) shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series B Convertible Preferred Stock.

G.None of the Series B Convertible Preferred Stock is issued or outstanding.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Series B Preferred Stock as follows:

1.Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1.“Available Funds and Assets” means the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders.

1.2.“Board” means the Board of Directors of the Corporation.

1.3.“Change of Control Transaction” means a sale, conveyance or other disposition of all or substantially all of the property or business of the Corporation (other than to a wholly-owned subsidiary of the Corporation), or a merger or consolidation with or into any other corporation or other entity or other business transaction or series of related transactions as a result of which an entity or person becomes the beneficial owner, directly or indirectly, of more than fifty per cent (50%) of the voting power of the voting stock of the Corporation; provided that a Change of Control Transaction shall not include any transaction or series of related transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof occurs.

1.4.“Common Stock” means the common stock, $0.0001 par value per share, of the Corporation.

1.5.“Common Stock Dividend” means a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.6.“Conversion Date” has the meaning set forth in Section 4.3 below.

1.7.“Conversion Price” means seventy percent (70%) of the price per share or deemed price per share in the Qualified IPO, rounded up to the next whole share.

1.8.“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

1.9.“Corporation” has the meaning set forth in Recital A above.

1.10.“DGCL” means the Delaware General Corporation Law.

1.11.“Distribution” means the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).

1.12.“Holder” means a holder of the Series B Preferred Stock.

1.13.“Liquidating Event” means the first to occur of any of the following events: (i) a Change of Control, (ii) the agreement of the holders of both a majority of the Corporation’s Common Stock and the Series B Preferred Stock, (iii) the entry of a decree of dissolution under the applicable statute in Delaware, or (iv) if required by the DGCL.

1.14.“Notice of Conversion” has the meaning set forth in Section 4.3 below.

1.15.“Original Issue Date” means the date the Holder first takes ownership of the Share.

1.16.“Original Issue Price” means $2.50 per Share.

1.17.“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.18.“Preferred Class” has the meaning set forth in Recital C above.

1.19.“Qualified IPO” means  the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering (including pursuant to a Regulation A offering) and upon the filing with the Securities and Exchange Commission of a registration statement on Form 8-A.

1.20.“Series B Preferred Stock” means the Series Preferred Stock, $0.001 par value per share, of the Corporation.

1.21.“Series B Redemption Price” has the meaning set forth in Section 3.1 below.

1.22.“Share” means a share of Series B Preferred Stock.

1.23.“Share Delivery Date” has the meaning set forth in Section 4.3 below.

2.Dividend Rights.

2.1 Annual Dividends. The holders of the outstanding Series B Preferred Stock shall be entitled to receive, out of any funds and assets of the Corporation legally available therefore, dividends in an amount equal to eight percent (8%) of the Original Issue Price per annum, calculated on the actual number of days elapsed and a 365-day year. The dividends shall accrue beginning from the date of issuance and shall continue to accrue until the Series B Preferred Stock is converted, and may be paid in cash at the Company’s sole option. Dividends on the Series B Preferred Stock shall be cumulative, so that if dividends required to be paid on said shares for any annual period have not been paid, the amount of the deficiency shall be paid in full, without interest, together with any dividends due for the current annual period, before any Distribution of any kind shall be paid to the holders of the Common Stock. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Preferred Stock simultaneously.

2.2Common Stock Dividends. In each calendar year, the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year on an as-converted-to-Common-Stock basis.  No dividends shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Preferred Stock simultaneously. Dividends on the Series B Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series B Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.3Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series B Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.4Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.Liquidation Rights. In the case of a Liquidating Event, whether voluntary or involuntary, the Available Funds and Assets shall be distributed to shareholders on a pari passu basis as if all the Shares had been converted into Common Stock in the following manner:

3.1.Series B Preferred Stock. The Holders of each Share then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price, plus all accrued and unpaid dividends (or, if greater, the amount that the Series B Preferred Stock would receive on an as-converted basis) (the “Series B Redemption Price”). If upon a Liquidating Event, the Available Funds and Assets shall be insufficient to permit the payment to Holders of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the Holders of the then outstanding Series B

Preferred Stock pro rata, according to the number of outstanding Shares held by each holder thereof.

3.2.Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of such amount as required to be paid to the holders of shares of Preferred Stock under Section 3.1, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Liquidating Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 3.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

3.3.Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with a Liquidating Event are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4.Conversion Rights.

4.1.The shares of Series B Preferred Stock may be converted as follows: (i) At any time prior to a Change of Control or a Qualified IPO on a one-for-one basis into shares of the Company’s Common Stock, and  (ii) Each share of Series B Preferred Stock shall automatically convert, upon a Change of Control or a Qualified IPO, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (plus all accrued but unpaid dividends) by the Conversion Price in effect at the time of conversion. The Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, is subject to adjustment as provided in this Certificate of Designation.  If converted pursuant to (i) above, the Company shall pay all accrued dividends on the converted portion of the Series B Preferred Stock to the holder thereof in cash.

4.1.2Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of a series of Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date” for such series of Preferred Stock) effects a subdivision of the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before such subdivision will be proportionately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such series will be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. If the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock combines the outstanding shares of Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before such combination will be proportionately increased so that the number of shares of Common Stock issuable upon conversion of each share of such series will be decreased in proportion to the decrease in the aggregate number of shares of Common

Stock outstanding. Any adjustment under this Section 4.1.2 becomes effective at the close of business on the date the subdivision or combination becomes effective.

4.1.3Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of such series of Preferred Stock in effect immediately before the event will be decreased as of the time of such issuance or, if a record date has been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of the issuance or the close of business on the record date, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date has been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price will be adjusted pursuant to this Section 4.1.3 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment will be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of the event.

4.1.4Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation will make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of the series of Preferred Stock in an amount equal to the amount of securities as the holders would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock on the date of such event.

4.1.5Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date for a series of Preferred

Stock, Common Stock issuable upon the conversion of such series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.1.2, 4.1.3, or 4.14), then in any such event each holder of such series of Preferred Stock may thereafter convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately before such recapitalization, reclassification or change.

4.1.6Adjustments for Diluting Issues. For purposes of this Section 4.1.6, the following definitions will apply:

(1) “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(2) “Convertible Securities” mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3) “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4.1.7, deemed to be issued) by the Corporation after the Original Issue Date for a series of Preferred Stock, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (i) through (iv), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.1.2, Section 4.1.3, Section 4.1.4, or Section 4.1.5;

(iii)shares of Common Stock or Options issued in connection with a bona fide equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board;

(iv) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(v)Shares of Common Stock or Options that, in the aggregate, do not exceed two percent (2%) of the outstanding capital stock of the Corporation;

(vi)any transaction in which the holders of a majority of the outstanding Series B Preferred Stock waive their anti-dilution rights; or

(vii) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

4.1.7 Deemed Issue of Additional Shares of Common Stock.

(1) If the Corporation at any time or from time to time after the Original Issue Date for a series of Preferred Stock will issue any Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities) or will fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, will be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date will have been fixed, as of the close of business on such record date.

(2) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.1.9, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or

Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) will be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (2) will have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such series of Preferred Stock in effect immediately before the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price of such series of Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of Section 4.1.9 (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price of such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Original Issue Date for such series of Preferred Stock), are revised after the Original Issue Date for such series of Preferred Stock as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.1.8(1) will be deemed to have been issued effective upon such increase or decrease becoming effective.

(4) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of a series of

Preferred Stock pursuant to the terms of Section 4.1.9, the Conversion Price of such series of Preferred Stock will be readjusted to such Conversion Price of such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Preferred Stock provided for in this Section 4.1.8 will be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments will be treated as provided in clauses (2) and (3) of this Section 4.1.8). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Preferred Stock that would result under the terms of this Section 4.1.8 at the time of such issuance or amendment will instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price of such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made.

4.1.8 Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event the Corporation will at any time after the Original Issue Date for a series of Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.1.8), without consideration or for a consideration per share less than the Conversion Price of such series of Preferred Stock in effect immediately before such issue, then the Conversion Price of such series of Preferred Stock will be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 \* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions will apply:

(1) “CP2” means the Conversion Price of such series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock;

(2) “CP1” means the Conversion Price of such series of Preferred Stock in effect immediately before such issue of Additional Shares of Common Stock;

(3) “A” means the number of shares of Common Stock outstanding immediately before such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately before such issue or upon conversion or exchange of Convertible Securities (including Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately before such issue);

(4) “B” means the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5) “C” means the number of such Additional Shares of Common Stock issued in such transaction.

4.2.Procedures for Exercise of Conversion. The Holders will deliver their shares to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series B Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, within ten (10) business days after request by the Corporation. Conversion shall be deemed to have been effected on the date when such delivery of the Notice of Conversion is made (the “Conversion Date”). A copy of the Notice of Conversion form is attached hereto as Exhibit A. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. As promptly as practicable after the Conversion Date, but not later than ten (10) business days after the Conversion Date (“Share Delivery Date”), the Corporation shall issue and deliver to or upon the written order of such Holder, at such office or other place designated by the Holder, a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 4.4 below. The Holder shall be deemed to have become a shareholder of record on the Conversion Date.

4.3.No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Shares. If more than one Share shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Shares so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation’s Board of Directors.

4.4.Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. For the purposes of clarity and for the avoidance of doubt, the Corporation shall not be responsible for any personal income tax or individual tax payments owed to the Holders.

4.5.Reservation of Common Stock. The Corporation shall represent and warrant that it will have available, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

4.6.Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of Shares require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

4.7.Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the Shares will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.8.Status of Converted Preferred Stock. In case any Shares shall be converted pursuant to this Section 4, the Shares so converted shall be canceled and the number of Shares so canceled will again be issuable by the Corporation.

5.Reorganization.

5.1.General Provisions. In case, at any time after the Effective Date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other Person, the Shares shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such Holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its Shares into Common Stock. The provisions of this Section 5.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions of the Corporation.

5.2.No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the material terms to be observed or performed hereunder by the Corporation, but will at all times in good faith reasonably assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the DGCL and the terms hereof.

6.Voting Provisions.

6.1.Generally. Each Share shall be entitled to one (1) vote on all matters to come before the Common Stock shareholders or shareholders generally with this ratio being adjusted for stock splits, stock dividends, recapitalization of the Company or similar events.

6.2.Voting of Series B Preferred Stockholders. Each Share shall be entitled to one (1) vote on matters that only the Holders are entitled to vote upon, including those matters set forth in Section 7.

7.Protective Provisions. The Corporation may not take any of the following actions without the approval of a majority of the outstanding Series B Preferred Stock: (i) a Liquidating Event, (ii) amend, alter, or repeal any provision of the Corporation’s organizational documents so as to materially and negatively change the rights, preferences or privileges of the Series B Preferred Stock.

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We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of our own knowledge. The Corporation has caused this Certificate of Designation of Series B Preferred Stock to be duly executed by its President and Secretary on November 6, 2023.

/s/ David Sealock	/s/ Harrison Kordestani
David Sealock	Harrison Kordestani